EXHIBIT 10.23

Compromise Agreement

David Sandilands

and

Osmetech plc

Without Prejudice

Subject to Contract

10 March 2010

THIS AGREEMENT is made on 10 March 2010

BETWEEN:

(1)	OSMETECH PLC whose registered office is c/o Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA (the “Company”); and

(2)	DAVID SANDILANDS whose address is 9 Berkeley Road, Cirencester, GL7 1TY, UK (the “Executive”).

RECITALS

(A)	The Executive was employed by the Company under the terms of a service agreement dated 1 July 1999 made between the Executive and Osmetech plc (the “Service Agreement”).

(B)	The Company is entering into this agreement without any admission of liability for itself and as agent for all its Group Companies and is duly authorised on their behalf.

(C)	The Executive has received independent legal advice from a qualified lawyer as to the terms and effect of this agreement and is aware that he has those potential claims against the Company which are listed and have been raised in clause 8.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this agreement the following terms shall have the meanings set out below:

“Group Company” means the Company, its holding company (as defined in section 1159 of the Companies Act 2006) or any subsidiary undertaking (as defined in section 1162 of the Companies Act 2006 ) or associated company (as defined in sections 416 et seq. of the Income and Corporation Taxes Act 1988) of the Company or the Company’s holding company including any of their predecessors, successors or assigns or any company which is designated at any time a Group Company by the directors of the board of the Company or any holding company and any firm, company, corporate or other organisation that:

(a)	is directly or indirectly controlled by the Company;

(b)	directly or indirectly controls the Company; or

(c)	is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor or successor body which carried out or carries out part of its functions;

“NASDAQ listing” means the listing of the common shares in the capital of GenMark Diagnostics Inc (or other new Group parent company) on the NASDAQ National Market Inc (or other recognised U.S. stock exchange) having become effective;

“Scheme” means the Proposed Scheme of Arrangement to establish Osmetech plc as a wholly owned subsidiary of GenMark Diagnostics Inc (or other new Group parent company);

“Termination Date” means the earlier to occur of the filing of the S-1 or 31 March 2010; and

“US Plan” means the Osmetech plc 2003 US Equity Compensation Plan.

2.	TERMINATION OF EMPLOYMENT

2.1	The Executive accepts and confirms the termination of his employment with the Company and any Group Companies with effect from the Termination Date and his Service Agreement shall have no further effect thereafter save for clauses 6, 8 and 9 of the Service Agreement which are intended to, and which the Executive agrees do, survive termination. Except as otherwise provided for in this agreement, all benefits extended to the Executive and salary payments, including, but not limited to, pension contributions will cease with effect from the Termination Date.

2.2	The Executive shall receive:

(a)	his salary and contractual benefits up to and including the Termination Date in the normal way;

(b)	a payment in lieu of £5,350 representing accrued but unpaid holiday;

(c)	an accrued but unpaid bonus payment of £11,500

but not for the avoidance of doubt, any further payments in respect of bonus or commission. These sums will be subject to the normal PAYE (including national insurance) deductions.

2.3	The Executive will be separately notified of any rights and/or options that may be available to him under his personal pension scheme as at the Termination Date by the trustees or administrators of the scheme.

3.	OFFICE AND SHAREHOLDINGS

3.1	The Executive:

(a)	shall resign from his directorship with the Company by executing a letter of resignation in the form set out in schedule 1;

(b)	warrants that he does not hold any other directorships in any Group Company other than as detailed in schedule 1 nor does he hold any trusteeships as a result of his employment by the Company;

(c)	warrants that he does not hold any qualifying or nominee shareholdings as a result of his employment by the Company; and

(d)	shall execute such further documents and do such further things (at the cost of the Company) as may in the opinion of the Company be necessary in order to give full effect to clauses 3.1(a) to (c) above.

4.	SHARE OPTIONS

4.1	The Executive holds the following outstanding options (the “Options”):

(a)	788,229 options granted under a Deed of Grant of Options (Replacement LTIP awards) dated 2 September 2005 (the “Replacement LTIP”);

(b)	114,283 options granted under a LTIP Award Agreement dated 30 January 2007 (the “LTIP”);

(c)	493,822 options granted under an Option Agreement (Replacement EMI options) dated 10 July 2009 (effective 5 December 2008) (the “Replacement EMI Agreement”); and

(d)	16,334,434 options (the “New Options”) granted under an Option Agreement dated 23 December 2009.

4.2	Options granted under the Replacement LTIP have vested in full and may be exercised, in accordance with and subject to the terms of the Replacement LTIP, until the expiry of the period of six months from the Termination Date, on which date they shall lapse and cease to be exercisable.

4.3	Options granted under the LTIP have vested in full and may be exercised, in accordance with and subject to the terms of the LTIP, until the expiry of the period of six months from the Termination Date, on which date they shall lapse and cease to be exercisable.

4.4	Options granted under the Replacement EMI Agreement have vested in full and may be exercised, in accordance with and subject to the terms of the Replacement EMI Agreement, until the expiry of the period of six months from the Termination Date, on which date they shall lapse and cease to be exercisable.

4.5	The New Options have vested as to 4,423, 909 shares. Pursuant to the terms of the Option Agreement, the New Options will cease to be exercisable on and will lapse 12 months following the Termination Date.

Acceleration of US Plan Options

4.6	Conditional on and subject to the Executive having complied with the conditions set out at clause 8.2, the Board shall agree to the amendment of the terms of the Option Agreement to provide that the New Options shall:

(a)	vest in full immediately upon the NASDAQ Listing; and

(b)	remain exercisable until the expiry of a period of 12 months following the Termination Date.

4.7	The Executive agrees not to sell, transfer, mortgage or otherwise encumber any of the shares acquired on the exercised of any of the Options prior to the expiry of the period of 12 months following the Termination Date, and acknowledge that such agreement shall be noted on the relevant share certificates.

4.8	Any payments due in respect of this clause 4 shall be subject to deductions for income tax and national insurance contributions in the usual way.

5.	TERMINATION PAYMENT

5.1	Subject to clause 7 below, by way of compensation for the termination of the Executive’s employment, the Company shall pay to the Executive the sum of £152,016 (the “Compensation Payment”). This sum shall be paid by BACS transfer following receipt by the Executive of a form P45 (which the Company shall issue without undue delay on, or immediately following, the Termination Date) and within seven days following the later of the Termination Date, the date on which the Company receives a copy of this agreement executed by the Executive and the letter in schedule 3 signed by his adviser;

5.2	The first £30,000 of the Compensation Payment will be made free of any deductions. Provided a form P45 has been issued before the payment is made, basic rate income tax will be deducted from the remainder of the Compensation Payment.

6.	BENEFITS

6.1	Subject to the Executive’s compliance in full with his obligations as set out in this agreement (and provided the Executive has returned to the Company a copy of this agreement signed by him and the letter in schedule 3 signed by the adviser), the Company shall:

(a)	(subject to the rules of the scheme as amended from time to time) procure that a special contribution of £20,865 is made into the Executive personal pension scheme prior to the Termination Date to augment the Executive’s benefits under the scheme. If the Company cannot make the special contribution in whole or in part because of such rules or HMRC limits, then the Company will pay into the scheme the maximum amount that can be paid into the scheme and will pay the remainder of the special contribution to the Executive (less such United Kingdom tax and other statutory deductions that it is obliged to deduct from such payments);

(b)	further to any reasonable request by a prospective employer or employment agency provide a written reference with respect to the Executive’s employment with the Company in terms of the pro forma reference at schedule 2 and will deal with any reasonable oral enquiries in a manner consistent with the reference (subject in each case to such amendment as may be necessary to reflect any material information which may subsequently come to the attention of the Company and subject in every case to the Company’s overriding legal duties and obligations owed to prospective employers). Whilst any such reference will be given in confidence and good faith, neither the Company nor its officers or employees will be responsible or liable to the Executive, the recipient of the reference or any third party for any errors, omissions or inaccuracies in the information it contains or for any loss or damage that may result from it. The Company reserves the right to make such disclosures as required by law or to comply with regulatory requirements, even if this means straying from the reference within schedule 2;

(c)	contribute up to £500 plus VAT but inclusive of any disbursements towards the reasonable legal adviser’s fee for advising the Executive on the terms and effect of this Agreement. The payment of the contribution will be made within 14 days of receipt of an invoice from the legal adviser addressed to the Executive but marked as payable by the Company in accordance with the HMRC extra-statutory concession.

7.	CONDITION PRECEDENT

7.1	The payments and benefits referred to in clauses 4, 5 and 6 above (the “Settlement”) shall be subject to:

(a)	receipt by the Company of a copy of this agreement signed by the Executive and the letter in schedule 3 signed by his adviser; and

(b)	the Executive’s compliance in full with his obligations as set out in this agreement including for the avoidance of doubt his obligations at clause 8 below.

8.	WAIVER OF CLAIMS

8.1	The Executive agrees that he has carefully considered all the facts and circumstances relating to his office and employment and their termination and accepts the Settlement and other terms of this agreement in full and final settlement of:

(a)	the following particular claims or complaints against any Group Company and/or any of their employees, officers, shareholders, agents or consultants:

(i)	all claims for damages for breach of contract;

(ii)	unfair dismissal claims under the Employment Rights Act 1996;

(iii)	claims in relation to redundancy under the Employment Rights Act 1996;

(iv)	claims for unlawful deductions from wages under the Employment Rights Act 1996;

(v)	claims under the Working Time Regulations 1998;

(vi)	claims in relation to the right to be accompanied under the Employment Relations Act 1999 (as amended); and

(vii)	claims relating to personal or industrial injury including without limitation any stress related claim;

(b)	the following additional claims against any Group Company and/or any of their employees, officers, agents or consultants:

(i)	equal pay claims under the Equal Pay Act 1970;

(ii)	claims for discrimination or victimisation on the grounds of:

(A)	sex under the Sex Discrimination Act 1975;

(B)	marital status/civil partnership under the Sex Discrimination Act 1975, or the Employment Equality (Sexual Orientation) Regulations 2003, as amended;

(C)	race under the Race Relations Act 1976;

(D)	national or ethnic origins under the Race Relations Act 1976;

(E)	disability under the Disability Discrimination Act 1995;

(F)	trade-union membership under the Trade Union and Labour Relations (Consolidation) Act 1992;

(G)	religion or belief under the Employment Equality (Religion or Belief) Regulations 2003;

(H)	sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003;

(I)	age under the Employment Equality (Age) Regulations 2006;

(J)	part-time status under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2006;

(K)	fixed-term status under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(iii)	claims under the National Minimum Wage Act 1998;

(iv)	claims under the Trade Union and Labour Relations (Consolidation) Act 1992;

(v)	claims arising under the Information and Consultation of Employees Regulations 2004;

(vi)	claims in relation to European works councils arising under the Transnational Information and Consultation of Employees Regulations 1999;

(vii)	claims in relation to requests for flexible working arising under the Employment Rights Act 1996, the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 or Flexible Working (Procedural Requirements) Regulations 2002;

(viii)	claims for harassment under the Protection from Harassment Act 1997;

(ix)	claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of section 47B of the Employment Rights Act 1996;

(x)	claims in relation to the failure to provide written particulars of employment under section 1 of the Employment Rights Act 1996 (as amended); and

(xi)	a claim for compensation under section 13 of the Data Protection Act 1998;

(c)	any other claims and rights of action whatsoever past and future and howsoever arising (whether under contract, common law, statute, tort, European Union law or otherwise) whether in the United Kingdom, United States of America, or any other country or jurisdiction elsewhere in the world and whether contemplated or not which he has or may have against any Group Company (including, but not limited to, any of their predecessors, successors or assigns) or their employees, officers, agents or consultants arising out of his employment or its termination or his directorship or any office held by him by virtue of his employment or past directorship or their termination or the loss of any such office and any other matter whatsoever and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter and will refrain from instructing or continuing and will forthwith withdraw any legal proceedings or complaint before or to an employment tribunal or court. The Company and the Executive both acknowledge that there are or may be claims and rights which are not contemplated (whether on the facts known to the parties or on the law as it is known) at the date of this agreement by the parties or either of them but that the waiver contained in this paragraph waives and releases any and all such claims and rights.

8.2	Following the Termination Date, the Executive shall:

(a)	together with his legal adviser (as and when requested to do so by the Company) execute a further agreement in the form of schedule 4 without further consideration which repeats and restates the waiver and settlement of all claims listed in clause 8 above and complies with the provisions of section 203 of the Employments Rights Act 1996 and any other relevant legislation;

(b)	provide all such assistance, information and co-operation as may be reasonably requested by the Company or any Group Company in relation to the Scheme and towards definitive settlement of the True North liability to the Company’s reasonable satisfaction for a period of 45 days following the Termination Date. The Company agrees to reimburse the Executive’s reasonable expenses incurred in providing such assistance. Any material assistance required will be on a paid basis and subject to a separately negotiated consultancy agreement; and

(c)	exercise the outstanding options granted under the LTIP and the Replacement LTIP within 45 days following the Termination Date.

9.	WARRANTY

9.1	The Executive warrants that:

(a)	he has no claims against any Group Company or their employees or officers other than those set out in clauses 8.1(a), (b) and (c);

(b)	to the extent that the Executive has or may have any such complaints referred to in clause 8 above, these have been asserted by him or his Legal Adviser on his behalf to the Company prior to the date of this agreement. This agreement and the waiver and release in clause 8 expressly relate to each and every one of those complaints;

(c)	he has not and will not commence any legal or arbitration proceedings of any nature against the Company or any Group Company in any jurisdiction in relation to his employment with the Company or any Group Company, the termination of such employment, any offices held with the Company, the termination of any such offices, or otherwise, nor will he accept the benefit of any lawsuits or claims of any kind brought on his behalf against the Company or any Group Company;

(d)	he has not done or omitted to do any act which:

(i)	had the Company been aware of it, would have entitled the Company to dismiss him summarily without notice or compensation;

(ii)	had it been done after the Termination Date would be in breach of this agreement;

(e)	he shall not hold himself out or conduct himself as an employee or director of the Company or any Group Company after the Termination Date save as authorised by the Company; and

(f)	except as set out in this agreement, there are no sums owed to him or any arrangements under which a sum could become due by the Company or any Group Company to him including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Company nor any Group Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with any shares or other benefits under any such scheme.

9.2	The Executive acknowledges that the Company is relying on the warranties in this agreement including at clause 9.1 above in entering into this agreement.

10.	TAX INDEMNITY

The deductions for tax and other statutory deductions made from the Settlement by the Company are in accordance with the Company’s current understanding of the tax regime. However the Company gives no warranty as to whether any income tax or employee national insurance contributions (or any national equivalent) are payable in respect of any payments made or benefits made available to the Executive pursuant to the terms of this agreement. The Executive agrees to be solely responsible for the payment of any further tax of any nature and other statutory deductions (including for the avoidance of doubt employee national insurance or other equivalent social security contributions) (whether the same are payable in the United Kingdom, United States of America, or elsewhere) in respect of all and any part of the Settlement and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all and any liabilities to such taxation or statutory deductions (including any interest, fines, penalties, surcharges, costs and expenses) which they may incur in respect of or by reason of all and any part of the Settlement.

11.	COMPANY PROPERTY

Except as other agreed in writing, the Executive warrants that he has returned to the Company in good condition and without modification all documents, software, books,

credit or charge cards and any other property including all copies thereof belonging to or relating to the business or affairs of any of the Group Companies or any officer, employee, shareholder, customer, supplier or agent of the Company or any Group Company, that he has not downloaded any information or software belonging to any Group Company, that he has disclosed any passwords or computer access codes relevant to the business of any Group Company and he undertakes to return to the Company forthwith any such property which may come into his possession or control in the future.

12.	CONFIDENTIAL INFORMATION

12.1	Without prejudice to the Executive’s common law and contractual obligations, he hereby undertakes that he has not, directly or indirectly, used or disclosed or caused to be disclosed and he will not at any time directly or indirectly use or disclose or cause to be disclosed to any person, company, firm, individual or organisation (except with the agreement of the Company or as required by law) any trade secret or confidential information belonging or relating to any Group Company which he obtained during his employment with any such companies including but not limited to details of actual and potential customers, suppliers, trade agents, arrangements, discounts or terms of business and the existence or terms of this agreement, nor directly or indirectly made or published or caused to be made or published and he will not at any time directly or indirectly make or publish or cause to be made or published any statement about the circumstances leading up to the termination of the Executive’s employment with the Company or any Group Company and his resignation as a director/officer of the Company or any Group Company.

12.2	This clause shall not apply to any such information which comes into the public domain as a result of a disclosure required by law or a protected disclosure under the Public Interest Disclosure Act 1998 or by some means other than an unauthorised disclosure by the Executive or the disclosure of the existence or terms of this agreement to the Executive’s professional advisers who require the information for the purposes of giving advice or partner provided always that disclosure to the Executive’s professional advisers or partner shall be on terms that they agree to keep the same confidential.

13.	INDEPENDENT LEGAL ADVICE

13.1	The Executive warrants that:

(a)	having received independent legal advice from Peter Marrow of Tanners Solicitors LLP, a qualified lawyer, he has raised all and any claims, complaints or potential proceedings that he may have arising out of the termination of his employment on the Termination Date, namely those claims listed in clause 8.1(a), (b) and (c);

(b)	he has received independent legal advice from Peter Marrow as to the terms and effect of this agreement and the fact that he will be precluded from bringing a claim against any Group Company relating to his employment or his directorships or their termination including (but not limited to) any claim for breach of contract, unfair dismissal, redundancy, equal pay, discrimination on the grounds of race, national or ethnic origins, sex, marital status, civil partnership, disability, religion or belief, sexual orientation, age, part-time or fixed-term status, victimisation, unlawful deductions from wages, claims in relation to the Working Time Regulations 1998, the national minimum wage, the Trade Union and Labour Relations (Consolidation) Act 1992, European works councils, requests for flexible working, the Protection from Harassment Act 1997, or claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of section 47B of the Employment Rights Act 1996, claims in relation to failure to provide written particulars of employment under section 1 of the Employment Rights Act 1996 (as amended), claims in relation to the right to be accompanied, the Information and Consultation of Employees Regulations 2004 and the Data Protection Act 1998;

(c)	the solicitor who advised him holds (and held at the time the advice was given) a current practising certificate issued by the Solicitors Regulation Authority;

(d)	there is (and was at the time the advice was given) a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice;

(e)	he has received satisfactory evidence of the above facts;

(f)	neither Peter Marrow nor Tanners Solicitors LLP acted for any Group Company in relation to the termination of the Executive’s employment with the Company or this agreement; and

(g)	he shall provide the Company with a letter in the form set out in schedule 3.

14.	COMPLIANCE WITH LEGISLATION

The conditions regulating compromise agreements contained in section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, section 203 of the Employment Rights Act 1996, Regulation 35(2) of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 41(3) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, the Data Protection Act 1998 and the Protection from Harassment Act 1997 have therefore been satisfied.

15.	REPAYMENT PROVISIONS

15.1	If the Executive:

(a)	breaches any material term or warranty of this agreement; or

(b)	raises any grievance in writing with any Group Company within four months of the Termination Date; or

(c)	commences proceedings against the Company or any Group Company in breach of this agreement then he shall forthwith pay to the Company or any Group Company on demand a sum equivalent to the Compensation Payment and the Legal Fees, which sum shall be recoverable by the Company or any Group Company as a debt and the Executive shall forthwith lose any entitlement to the continued provision of payments and benefits under the terms of this agreement. Exercise of this provision shall be without prejudice to any other rights and remedies which the Company and any Group Company may have against the Executive.

16.	DISPARAGING STATEMENTS

The Executive warrants that he will not make to any third party any misleading, untrue or derogatory statements (whether orally or in writing) about any Group Company or their officers, employees, shareholders, agents or consultants.

17.	RESTRICTIVE COVENANTS

The Executive agrees that in consideration of the sum of £500 less such deductions the Company is required to make, the Executive shall continue to be bound by the obligations set out in clauses 6, 8 and 9 of the Service Agreement as a separate and independent obligation of this agreement and as if the terms of those clauses were set out for the first time herein.

18.	WITHOUT PREJUDICE STATUS

Once executed by both parties this agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.

19.	THIRD PARTIES RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than the parties to this agreement and any Group Company and the directors of any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties. The consent of any third party shall not be required for the variation or termination of this agreement, even if that variation or termination affects the benefit or benefits conferred on any third party.

20.	SEVERABILITY

If any provision or part of a provision of this agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

21.	ENTIRE AGREEMENT

The terms of this agreement including the documents set out in the Schedules hereto contain the entire understanding between the Executive and the Company and any Group Company with respect to the subject matter of this agreement and supersede and abrogate all (if any) other agreements, arrangements or understandings in such respect which shall be deemed terminated by mutual consent.

22.	COUNTERPARTS

This agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by e-mail or by facsimile shall take effect as delivery of an executed counterpart of this agreement. The relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

23.	GOVERNING LAW AND JURISDICTION

23.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

23.2	Each of the parties to this agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by DAVID SANDILANDS in the presence of:		) ) )	/s/ David Sandilands

Witness signature: /s/ Peter Marrow

Witness name: Peter Marrow

Witness address:	Lancaster House
Thomas Street
Cirencester

Witness occupation: Solicitor

Jon Kayyem
Signed by [name of signatory] for and on behalf of OSMETECH PLC	) )	/s/ Jon Kayyem

Signature:

SCHEDULE 1

Letter of Resignation

To the board of directors of: Osmetech Plc

— 2010

Dear Sirs

I resign as a director and officer of the company listed above (and any other relevant Group Company) with effect from the date that the Company requires and notifies to me in writing. I confirm that I have no claims (for the avoidance of doubt including for compensation) against any of these companies arising out of such office or its termination.

I agree to complete any further documentation, or instrument to effect such resignation and waiver of claims.

Yours faithfully

David Sandilands

SCHEDULE 2

Pro Forma Reference

[to be typed on the headed notepaper of the employer]

[Name]

[Address]

— 2010

PRIVATE & CONFIDENTIAL

Dear [insert name]

David Sandilands

I write further to your letter of — 200— in which you requested a reference for David Sandilands.

David joined Osmetech plc (the “Company”) on — 1999 as Finance Director. [Details of any promotion and employment history].

It is the Company’s policy not to provide substantive references for employees or ex-employees. This should not be seen as a reflection on David or as any comment on his suitability for the position for which you are considering him.

David left the Company’s employment on 15 March 2010.

This reference is given in confidence and only for the purposes for which it was requested. Whilst it is given in good faith, it is on the strict understanding that neither the Company nor any of its officers or employees has any responsibility or liability to either the subject of this reference or its recipient, or any third party for any errors, omissions or inaccuracies in the information it contains or for any loss or damage that may result from reliance being placed upon this reference.

Yours sincerely

For and on behalf of Osmetech [Plc]

SCHEDULE 3

Letter from Adviser

— 2010

Dear Sirs

Osmetech plc (the “Company”) and David Sandilands (the “Executive”)

We refer to the agreement between the Company and the Executive, our client, dated — 2010, a copy of which is attached (the “Compromise Agreement”) and confirm that:

1.	[name of adviser] has given the Executive independent legal advice as to the terms and effect of the Compromise Agreement and, in particular, that he will be precluded from bringing a claim in the Employment Tribunal against any Group Company (as defined in the Compromise Agreement) including (but not limited to) breach of contract, or under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the Protection from Harassment Act 1997, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Employment Relations Act 1999 (as amended), the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2002, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002, the Flexible Working (Procedural Requirements) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment (Sexual Orientation) Regulations 2003 (as amended), the Employment Equality (Age) Regulations 2006, the Information and Consultation of Employees Regulations 2004, the Executive’s contract of employment or the Data Protection Act 1998;

2.	[name of adviser] is a solicitor of the Senior Courts of England and Wales and holds (and held at the time the advice was given) a current practising certificate issued by the Solicitors Regulation Authority;

3.	[firm] holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and

4.	neither [firm] nor [name of adviser] acted for any Group Company in relation to the termination of the Executive’s employment with the Company or the Compromise Agreement.

Yours faithfully

[Name of adviser]

for and on behalf of

[firm]

SCHEDULE 4

Supplemental Deed

THIS DEED is made on

BETWEEN:

(1)	OSMETECH PLC whose registered office is c/o Broadwalk House, 5 Appold Street, London EC2A 2HA (the “Company”); and

(2)	DAVID SANDILANDS whose address is [insert details].

RECITALS

(A)	The Employee entered into a Compromise Agreement dated — February 2010 made between the Executive and the Company (the “Compromise Agreement”), a copy of which is attached as schedule 1. The definitions in this supplemental deed shall be the same as in the Compromise Agreement.

(B)	The Company is entering into this agreement without any admission of liability for itself and as agent for all Group Companies and all of their employees, officers, partners and members, and is duly authorised on their behalf.

(C)	The Executive has received independent legal advice from a qualified lawyer as to the terms and effect of this supplemental deed (the “Deed”).

(D)	The purpose of this Deed is to give effect to clause 8.2(a) of the Compromise Agreement and for the Executive to re-confirm his waiver of claims against the Company and each Group Company as at the date hereof.

THE PARTIES AGREE AS FOLLOWS:

1.	The provisions of clause 8.1 of the attached Compromise Agreement are hereby incorporated in this Deed as if they were repeated and restated in this clause and the Executive confirms the waiver and settlement of claims detailed at clause 8.1 of the Compromise Agreement.

2.	The Executive and his Legal Adviser hereby agree and confirm that the provisions of clause 13 of the Compromise Agreement remain correct as at the date hereof.

3.	The conditions regulating compromise agreements as detailed at clause 14 of the Compromise Agreement have therefore been satisfied as at the date hereof.

4.	Nothing in this Deed shall affect any rights or remedies that the parties may have under the terms of the Compromise Agreement and nothing in this Deed shall constitute a variation of the Compromise Agreement.

IN WITNESS whereof this agreement has been executed on the date first above written.

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Signed by DAVID SANDILANDS in the presence of:	) ) )

Witness signature:

Witness name:

Witness address:

Witness occupation:

Signed by [name of signatory] for and on behalf of OSMETECH PLC	) )

Signature:

Signed by [name of signatory] for and on behalf of the Executive’s Legal Adviser	) ) )

Signature:

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